Exhibit 10.11

[Letterhead of Rhodium Europe Limited]

SERVICE AGREEMENT

This Agreement is entered into this date of 18 August 2020 between:

Rhodium Europe Limited (a company incorporated in United Kingdom which registration number is 8134657), having its registered office at 42 Mincing Lane, London EC3R 7AE, United Kingdom, (hereinafter referred to as "REL"); and

Triterras Fintech Pte. Ltd. (Company Registration No. 201801540M) having its registered office at 9 Raffles Place, #23-04, Republic Plaza, Singapore 048619 (hereinafter referred to as "TFPL").

Hereinafter all parties to the Agreement shall be collectively referred to as Parties and singly as Party.

Whereas REL is actively engaged in the business of commodity trading and in the business of advising corporate clients in the areas of commodity trade financing.

Whereas TFPL is a related party of REL and is a technology company that facilitates commodities trading, trade finance and logistics solutions for small and medium-sized enterprises via, among other things, its innovative blockchain enabled platform. TFPL requires the services outlined below and REL is able and willing to provide the same.

In consideration of mutual benefits to be obtained, the Parties hereto mutually agreed as follows:

1.	Services

TFPL is willing to appoint REL as a service provider. The full scope of services to be provided by REL in connection with the business transactions and activities in TFPL are as follows (hereinafter referred to as "Services"):

a.	Providing human resource support services including staffing, recruitment, benefits and pay ro ll .

b.	Providing accounting and administrative support services including liaising with auditors, company secretary, tax agent, service providers and regulatory bodies.

c.	Providing operations support services including contract execution and trade settlements (if required).

d.	Providing treasury support services including negotiation of banking facilities and maintaining banking relationships.

e.	Providing management and strategic leadership, expertise, guidance and direction towards achieving business growth.

[Letterhead of Rhodium Europe Limited]

2.	Service Fees

In consideration of the services which REL provides to TFPL under services (a) and (b) TFPL agrees to pay REL a service fee equal to ONE HUNDRED AND FIVE PERCENT (105%) of REL's direct and indirect costs, exclusive of any applicable taxes for Services rendered.

In consideration of the services which REL provides to TFPL under services (c), (d) and (e), TFPL agrees to pay REL a service fee equal to ONE HUNDRED AND SEVEN PERCENT (107%) of REL's direct and indirect costs, exclusive of any applicable taxes for Services rendered.

3.	Invoice and Payment

REL will invoice TFPL by the end of each financial year. Such invoice shall be due and payable within 30 days of TFPL's receipt of the invoice.

4.	Terms of Agreement

Subject to the Parties' full compliance with all the terms and conditions herein, this Agreement shall continue in full force and effect from 1st March, 2020 until 28th February, 2021; however, either Party may terminate this agreement by giving thirty (30) days written notice to the other Party. Either Party may terminate this agreement with immediate effect, by providing written notice of the same to the other Party, if:

a.	The other Party, through its acts or omissions, reflects discredit upon the business or reputation of the terminating Party;

b.	The other Party breaches any of the terms of this agreement;

c.	There is a change of control of the other Party; or

d.	The other Party is bankrupt, insolvent, or winding up, whether or not as a result of a court or government authority order.

5.	Assignment and Delegation

Neither Party may assign the duties, obligations, rights or benefits arising from this Agreement to any party without the prior written consent of the other Party, such consent not to be unreasonable withheld.

6.	Complete Agreement

This Agreement comprises the complete agreement between the parties hereto and supersedes all prior written or oral agreements. It may not be altered except in writing, and signed by a duly authorized representative of both Parties.

[Letterhead of Rhodium Europe Limited]

7.	Confidentiality

Parties agree to maintain the confidentiality of this Agreement during the term of this Agreement and for a period of 12 months after its termination, unless the information:

a.	Was or becomes part of public knowledge, through no breach of this Agreement by either Party;

b.	Comes lawfully into possession of the parties from a third party; or

c.	Is ordered to be disclosed by a court of law or other governmental authority.

8.	Severability

If any provision of this Agreement is found to be invalid or unenforceable, this will not affect the validity, legality or enforceability of the other provisions of this Agreement, and the obligations and benefits hereunder shall remain in full force and effect.

9.	Effective Date

This Agreement shall be binding and effective on the date first indicated above, when accepted and agreed by the Parties as acknowledged by the signatories of their authorized representatives in the spaces provided below.

10.	Notices

Each notice or communication given pursuant to the terms of this Agreement shall be given in writing by facsimile or email or letter at their respective registered addresses.

11.	Governing Law

This Agreement shall be governed by and construed in accordance with law of Singapore.

12.	Arbitration

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference to this Clause. The seat, or legal place, of arbitration shall be Singapore and the language to be used in the arbitral proceed ings shall be English.

Rhodium Europe Limited	Triterras Fintech Pte. Ltd.

/s/ Alvin Tan	/s/ Srinivas Koneru
Chief Financial Officer	Director

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